Exhibit 3(a)

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ONCOR ELECTRIC DELIVERY COMPANY LLC

This Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC (this “Amendment”) is made and entered into as of July 27, 2015 by and among Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company (the “Initial Member”), Texas Transmission Investment LLC, a Delaware limited liability company (the “Minority Member”), and Oncor Management Investment LLC, a Delaware limited liability company (together with the Initial Member and the Minority Member, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings assigned to those terms in the LLC Agreement (as defined below).

RECITALS

WHEREAS, the Parties are each members of Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Parties previously entered into that certain Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, entered into as of November 5, 2008 (as previously amended by Amendment No. 1 thereto, the “LLC Agreement”);

WHEREAS, the Parties desire to amend and restate Section 10(a), Section 11, and Schedule D of the LLC Agreement; and

WHEREAS, the Initial Member, the Minority Member, a majority of the Company’s board of directors, and all of the Company’s Independent Directors, as defined in the LLC Agreement, have consented in writing to the amendments set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein set forth, the Parties agree as follows:

AGREEMENT

1.        Amendment and Restatement of Section 10(a) of the LLC Agreement.  Section 10(a) of the LLC Agreement is hereby amended and restated to read as follows:

(a)       Board of Directors. Subject to Section 10(i), the business and affairs of the Company shall be managed by or under the direction of the Board and not by or under the direction of any EFH Group member or any officer or employee thereof. The Board shall have twelve (12) Directors (subject to reduction as provided below), each of which shall be a natural person:

(i)       two (2) of which Directors (x) prior to a Trigger Event (I) will be designated by the Minority Member (or its Permitted Transferee), and indirectly through the Minority Member (or its Permitted Transferee) (pursuant to the applicable provisions set forth in the limited liability company agreement or similar governing document(s) of the Minority Member or its Permitted Transferee) solely by a Person or Persons (each, a “Non-Parent Affiliated Investor”) each of whom (1) directly or indirectly has a limited liability company interest in the Minority Member (or its Permitted Transferee) and (2) does not hold any Direct or Indirect EFH Interest and (II) shall be an employee or representative of a Non-Parent Affiliated Investor and (y) following a Trigger Event will be designated by the Minority Member (or its Permitted Transferee) as it determines in its sole discretion (any Director meeting the foregoing requirements, a “Minority Member Director”, and together with the Directors nominated by the Initial Member and the Director who is an officer of the Company, the “Member Directors”); provided, however, that (A) if the Minority Member (together with its Permitted Transferees) holds less than 15% of the then aggregate outstanding LLC Units but not less than 7.5% of the then aggregate outstanding LLC Units, the Minority Member (or its Permitted Transferee) will designate one (1) Minority Member Director and (B) if the Minority Member (together with its Permitted Transferees) holds less than 7.5% of the then aggregate outstanding LLC Units, the Minority Member (or its Permitted Transferee) will not be entitled to designate any Directors. In the event that, in accordance with the immediately preceding sentence, the Minority Member (or its Permitted Transferee) (A) has the ability to designate only one (1) Director, or (B) does not have the ability to designate any Directors, then the total number of Directors shall be reduced accordingly (i.e., by the number of Directors that the Minority Member (or its Permitted Transferee) is no longer entitled to designate);

(ii)      seven (7) of which Directors will be Independent Directors (two of which will be Special Independent Directors) designated by the Initial Member only at the direction, in writing, of the nominating committee of the Initial Member’s board of directors;

(iii)     two (2) of which Directors will be Member Directors designated by the Initial Member, only at the direction, in writing, of the board of directors of the sole member of the Initial Member; and

(iv)      one (1) of which Directors will be an officer of the Company designated by the Initial Member only at the direction, in writing, of the board of directors of the sole member of the Initial Member.

The twelve (12) Directors as of the date hereof are listed on Schedule D hereto.  Each Director elected, designated, nominated or appointed in accordance with this Agreement shall hold office (1) until a successor is elected, designated, nominated or appointed and qualified in accordance with this Agreement, (2) in the case of an Independent Director or a Special Independent Director, until such Director fails to qualify as an Independent Director or Special Independent Director, as applicable, (3) in the case of a Minority Member Director, until such Director fails to qualify as a Minority

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Member Director or (4) until such Director’s earlier death, resignation, expulsion or removal. Each Director shall execute and deliver the Management Agreement. No Director shall be required to be a Member. No Director may concurrently serve as a director of any Subsidiary of Texas Competitive Electric Holdings Company LLC, including any entity that Luminant Holding Company LLC or TXU Energy Company LLC controls.

In addition to the right to designate Minority Member Directors as provided in Section 10(a)(i), prior to a Trigger Event, the Minority Member shall also have the right, so long as the Minority Member is a Principal Member to designate one non-voting observer to the Board (the “Board Observer”) who will be entitled to attend all meetings of the Board and receive copies of all notices and other materials provided to the Board, provided that the Board Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board, and provided, further, that the Company (x) shall be entitled to exclude the Board Observer from such portions of a Board meeting to the extent the Board reasonably determines, after consulting with counsel, that the Board Observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege and (y) shall exclude the Board Observer from that portion of any meeting of the Board related to the discussion of any dividends or distributions to be made by the Company to holders of LLC Units or any transaction contemplated to be entered into between the Company and/or any of its Subsidiaries, on the one hand, and any member of the EFH Group, on the other hand.

Notwithstanding anything to the contrary in Section 10(a)(i), prior to a Trigger Event, in respect of any Minority Member Director (other than a Minority Member Director who is an employee of OMERS Administration Corporation, Borealis Infrastructure Management Inc. or any of their Affiliates), in the event that a majority of the Independent Directors reasonably determine that such Minority Member Director’s status as a Director is reasonably likely to result in any downgrade of the Company’s credit ratings, the Minority Member agrees to remove such Person as a Minority Member Director and to appoint another Person in replacement of such removed Minority Member Director that would comply with the requirements set forth in Section 10(a)(i).

If necessary under applicable law, each Member agrees to vote its LLC Units to effectuate the provisions of this Section 10(a).

2.        Amendment and Restatement of Section 11 of the LLC Agreement.  Section 11 of the LLC Agreement is hereby amended and restated to read as follows:

The Initial Member, at the direction, in writing, of the nominating committee of the Initial Member’s board of directors, shall designate Independent Directors as necessary to cause, at all times, at least seven (7) (or such greater number as shall constitute a majority of the Directors if the number of Directors is ever increased by amendment to this Agreement) members of the Board to be Independent Directors, at least two (2) of which Independent Directors shall be Special Independent Directors. To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Act, the Independent Directors shall consider only the interests of the Company, including its creditors, in

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acting or otherwise voting on any Material Action. No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor shall have accepted his or her appointment as an Independent Director by a written instrument reasonably acceptable to the Company, which may be a counterpart signature page to the Management Agreement. In the event of a vacancy in the position of Independent Director, the Initial Member shall, as soon as practicable at the direction, in writing, of the nominating committee of the Initial Member’s board of directors, designate a successor Independent Director. All right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the second sentence of this Section 11, in exercising their rights and performing their duties under this Agreement, any Independent Director shall have fiduciary duties of loyalty and care identical to those of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

3.        Amendment and Restatement of Schedule D to the LLC Agreement.  Schedule D to the LLC Agreement is hereby amended and restated as set forth on Schedule A hereto.

4.        Full Force and Effect.  Except as specifically amended and modified hereby, the LLC Agreement shall remain in full force and effect.

5.        Counterparts. This Amendment may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment effective as of the 27th day of July, 2015.

ONCOR ELECTRIC DELIVERY
HOLDINGS COMPANY LLC

By:	/s/ Robert S. Shapard
Name:	Robert S. Shapard
Title:	Chief Executive

TEXAS TRANSMISSION
INVESTMENT LLC

By: TEXAS TRANSMISSION HOLDINGS
CORPORATION, its sole Member

By:	/s/ Steven Zucchet
Name:	Steven Zucchet
Title:	Senior Vice President

TEXAS TRANSMISSION
INVESTMENT LLC

By: TEXAS TRANSMISSION HOLDINGS
CORPORATION, its sole Member

By:	/s/ Rhys David Evenden
Name:	Rhys David Evenden
Title:	Senior Vice President

ONCOR MANAGEMENT
INVESTMENT LLC

By: ONCOR ELECTRIC DELIVERY
COMPANY LLC, its Managing Member

By:	/s/ Robert S. Shapard
Name:	Robert S. Shapard
Title:	Chief Executive

SCHEDULE A

1.James R. Adams

2.Thomas M. Dunning

3.Robert A. Estrada

4.Rhys Evenden

5.Thomas D. Ferguson

6.Printice L. Gary

7.William T. Hill, Jr.

8.Timothy A. Mack

9.Robert S. Shapard

10.Richard W. Wortham III

11.Kneeland Youngblood

12.Steven J. Zucchet

Schedule A